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Exhibit (c)(2)

November 23, 2002

Board of Directors
CoorsTek, Inc.
16000 Table Mountain Parkway
Golden, CO 80403

Members of the Board of Directors:

        You have requested our opinion with respect to the adequacy from a financial point of view of the Offer Price (as defined below) proposed to be received by the stockholders of CoorsTek, Inc. (the "Company"), other than Keystone Holdings, LLC (the "Purchaser") and certain members of the Coors family and related trusts (the "Investor Group"), in connection with the Proposed Transaction (as defined below). On November 11, 2002, the Board of Directors of the Company received a proposal (the "Offer Letter") from the Purchaser, on behalf of the Investor Group, to acquire all the outstanding common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), other than shares held by the Purchaser or the Investor Group, at a purchase price of $21.00 per share (the "Offer Price"). Pursuant to the terms of the Offer Letter, the proposed transaction would be effected through a cash tender offer (the "Tender Offer") for all of the outstanding Company Common Stock, other than shares held by the Purchaser or the Investor Group, for the Offer Price in cash, subject to the terms and conditions set forth in the Offer Letter, and upon consummation of the Offer, a merger of the Company with an entity formed by the Purchaser (the "Merger," and together with the Tender Offer, the "Proposed Transaction").

        For purposes of the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available financial statements and other business and financial information of the Company;

  (ii)
  reviewed certain internal financial statements and other business and financial data concerning the Company;

  (iii)
  analyzed certain financial forecasts prepared by the management of the Company;

  (iv)
  discussed the past and current operations, financial condition and prospects of the Company with senior executives of the Company;

  (v)
  reviewed the reported prices and trading activity for the Company Common Stock;

  (vi)
  compared the financial performance of the Company and the prices and trading activity of the Company Common Stock with those of certain other publicly traded companies we deemed relevant;

  (vii)
  reviewed certain financial terms of the Proposed Transaction as compared to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

  (viii)
  reviewed the Offer Letter; and

  (ix)
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. No opinion is expressed as to whether any alternative transaction might produce consideration for the Company's stockholders in an amount in excess of that contemplated in the Proposed Transaction.

        We have acted as sole financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, including a fee, which is contingent upon rendering this opinion. In the past, Banc of America Securities LLC or its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. Bank of America, N.A., an affiliate of ours, is agent bank and lender under the Company's senior credit facility. In the ordinary course of our businesses, we and our affiliates may actively trade the securities of the Company for our own account or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities.

        It is understood that this letter is for the benefit and use of the Board of Directors of the Company in connection with and for purposes of its evaluation of the Proposed Transaction. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance, except that a copy of this opinion may be included in its entirety in any transaction statement on Schedule 13E-3, solicitation/recommendation statement on Schedule 14D-9, proxy statement on Schedule 14A or similar filing required to be filed by the Company with the Securities and Exchange Commission. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise, or reaffirm this opinion.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Offer Price to be received by the holders of the Company Common Stock, other than the Purchaser and the Investor Group, pursuant to the Proposed Transaction is inadequate from a financial point of view to such holders.

Very truly yours,

BANC OF AMERICA SECURITIES LLC

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  Exhibit (c)(2)